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                                                                    Exhibit 99.1

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                                  NEWS RELEASE
                                December 6, 2002

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                             KANKAKEE BANCORP, INC.

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           310 South Schuyler Avenue
           P.O. Box 3                                        (815) 937-4440
           Kankakee, IL  60901-0003                    Fax   (815) 937-3674

For more information contact:

    Larry D. Huffman, President and CEO                  For Immediate Release

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                      Kankakee Bancorp, Inc. Announces the
                          Appointment of a New Director

Kankakee, Illinois.....(December 6, 2002) Kankakee Bancorp, Inc. (AMEX:KNK) the
holding company for KFS Bank, F.S.B., today announced that it has expanded the board of directors of Kankakee Bancorp by one seat and appointed Michael A. Griffith to fill the newly created vacancy. Mr. Griffith's appointment to Kankakee Bancorp's board is to the class of directors whose terms expire in 2004. Mr. Griffith was also appointed to the board of KFS Bank.

     Mr. Griffith was most recently Chairman and Chief Executive Officer of ChiRex Inc., a publicly traded pharmaceutical service company. Mr. Griffith is a graduate of Northwestern University J.L. Kellogg Graduate School of Management with more than 10 years experience in the banking industry, including serving as director of equity capital markets with Credit Suisse First Boston in New York City.

     Larry D. Huffman, Kankakee Bancorp's president and CEO said, "We are pleased to have Michael joining the board as an additional independent director. His educational background, his previous banking experience, and his leadership in running a publicly-traded company will be valuable assets to the boards of Kankakee Bancorp and KFS Bank."

     Mr. Griffith added, "I'm looking forward to working with Kankakee Bancorp's board and management to formulate plans and strategies for growth and creation of value."

     The appointment is part of an agreement with an investor group led by Jeffrey L. Gendell, and includes Tontine Management L.L.C., Tontine Partners L.P., Tontine Financial Partners, L.P. and Tontine Overseas Associates, L.L.C.

Kankakee Bancorp, Inc., and KFS Bank, F.S.B., are headquartered in Kankakee, Illinois, which is 60 miles directly south of downtown Chicago. In addition to its main office, the Bank operates fourteen offices in the following Illinois communities: Ashkum, Bourbonnais, Bradley, Braidwood, Champaign, Coal City (2), Diamond, Dwight, Herscher, Hoopeston, Manteno, Momence and Urbana.

This release may contain forward looking statements. Forward looking statements are identifiable by the inclusion of such qualifications as expects, intends, believes, may, likely or other indications that the particular statements are

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not based upon facts but are rather based upon the Company's beliefs as of the date of this release. Actual events and results may differ significantly from those described in such forward looking statements, due to changes in the economy, interest rates or other factors. For additional information about these factors, please review our filings with the Securities and Exchange Commission.